SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ProBusiness Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:
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FAQ Sent to ProBusiness Employees February 10, 2003

When do the shareholders vote on the deal?

Shareholders will vote on the transaction 30-45 days subsequent to the filing of the final proxy statement with the SEC.

Is there an expiration date on this acquisition commitment?

Each of ProBusiness and ADP is entitled to terminate the merger agreement under specified conditions, including, among others: by either ADP or us, if the merger is not completed by May 31, 2003 (which date will be extended to September 30, 2003, in the event all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the merger have not expired or been terminated by May 31, 2003) so long as the action or failure to act of the party seeking to terminate was not the principal cause of or did not result in the failure of the merger to be consummated (which action or failure to perform constitutes a material breach of the merger agreement).

What has ADP said about ProBusiness?

Excerpts from ADP Conference Call January 15, 2003 with Arthur Weinbach, CEO ADP: “I guess my first observation would be ProBusiness is really a very good company. They have a great client list, reputation for quality service and a strong management team. We think it is an excellent acquisition that has a lot of benefits for us, so we have good synergy opportunities both on the revenue and the cost side with ProBusiness”.

When and how do I sell my personal stock (not options), at the date of the close? Is ADP buying all outstanding shares at $17? Is this going to happen at/after the close? How does all this work?

As was the case prior to the announcement of the merger, you can generally sell your personal stock at any time on the open market for its then fair market value. Promptly after the completion of the merger, you will be sent a letter of transmittal that will contain instructions for the surrender of your ProBusiness stock in exchange for $17 per share.

In connection with the merger, ProBusiness has filed preliminary proxy material and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and these other materials when they become available, as well as other materials filed with the SEC concerning ProBusiness, at the Securities and Exchange Commission Web site at www.sec.gov and from ProBusiness by contacting Investor Relations, ProBusiness Services, Inc., 4125 Hopyard Road, Pleasanton, CA 94588 (telephone: (925) 737-3500).

Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by ProBusiness with the SEC on January 27, 2003.